Exhibit 99.2


May 24, 2007



Key Ramsey
Knobias, Inc.
875 Northpark Drive
Building 2, Suite 500
Ridgeland, Mississippi 39157

Due to recent expansions in Knobias branded product offerings and the conflict they pose to my present position, I must resign my position as director for the company. I wish you, the Board and the Company much success going forward.


Sincerely,

/s/ Bob Atkins
Bob Atkins